EXHIBIT 99.1

PRESS RELEASE


For Immediate Release:                        Media Contact:  Fred McGrail
February 11, 1999                                 (401) 765-1500 ext. 4630
                                          Investor Contact: Nancy Christal
                                                       (914) 722-4704


                   CVS CORPORATION NAMES THOMAS M. RYAN
                 CHAIRMAN OF THE BOARD, CHARLES C. CONAWAY
                       NAMED CHIEF OPERATING OFFICER

Stanley P. Goldstein, Company Co-Founder, to Retire at Annual Meeting in April


Woonsocket, RI, - CVS Corporation (NYSE: CVS) today announced that Thomas M. Ryan, President and Chief Executive Officer, has been named Chairman of the Board, effective at the Company's Annual Meeting on April 14, 1999. Mr. Ryan will also continue to serve as Chief Executive Officer. Stanley P. Goldstein, currently CVS' Chairman and a co-founder of the Company, will retire at that time. He will remain a Director of the Company.

The Company also announced today that Charles C. Conaway, Executive Vice President and Chief Financial Officer, has been named President and Chief Operating Officer, also effective April 14, 1999. The Company has initiated a search for a new Chief Financial Officer.

Mr. Ryan commented, "All of us at CVS thank Stan for his vision and leadership over the years, both in the early years building and later leading Melville Corporation. More recently, I have been grateful to Stan for his wise counsel as we pursued an aggressive strategy to establish CVS as an industry leader."

Mr. Goldstein said, "CVS has reached new heights since becoming a stand-alone public company two years ago, virtually tripling in size based on store count and annual revenues, while continuing to achieve industry-leading results. There is no question CVS is in extremely capable hands with Tom and his team."

Mr. Ryan added, "Chuck Conaway has played an integral role in CVS' success in recent years. This promotion recognizes his tremendous contributions.
Chuck's broad experience in all aspects of the business combined with his leadership abilities make him ideally suited to help CVS achieve our ambitious goals for growth and profitability."

Mr. Goldstein, 64, co-founded CVS in 1963, opening the first "Consumer Value Store" in Lowell, Massachusetts. The chain grew to 40 stores with revenues of $20 million and, in 1969, was sold to Melville Corporation. As President of the CVS division of Melville, Mr. Goldstein oversaw the continued expansion of CVS, and, in 1986, Melville named Mr. Goldstein President and Chief Operating Officer. One year later, he became Melville's Chairman and Chief Executive Officer and, under his leadership, Melville grew to become one of the nation's preeminent retail companies with annual revenues in excess of $10 billion. Beginning in 1994, he led the successful strategic repositioning of Melville, through which the Company restructured to focus entirely on CVS, divesting its other retail businesses.

Mr. Ryan, 46, has served as President and Chief Executive Officer of CVS Pharmacy, Inc., since 1994. He was named Vice Chairman and Chief Operating Officer of CVS Corporation, the holding company, in 1996 and was promoted to President and Chief Executive Officer of CVS Corporation in 1998. Mr. Ryan joined CVS in 1975 as a Pharmacist and later held a number of managerial positions, including Vice President-Pharmacy Operations, Senior Vice President-Pharmacy and Executive Vice President-Stores. Mr. Ryan currently serves as a Director of Fleet Financial Group and of Reebok International Ltd. and is a member of the Board of Trustees of the University of Rhode Island.

Mr. Conaway, 38, joined CVS as Senior Vice President-Pharmacy in 1992. He became Executive Vice President and CFO in 1995. In addition, he serves as Chairman of PharmaCare Management Services, Inc., the prescription benefit management subsidiary of CVS. Prior to joining CVS, Mr. Conaway was Executive Vice President and Chief Operating Officer of Reliable Drug Stores, Inc., a $400 million retailer he co-founded in 1989. He serves as a Director of Linens 'n Things.

CVS is the leading drugstore chain in the Northeast, Mid-Atlantic, Southeast and Midwest regions with sales of $15.27 billion in 1998. General information about CVS, including corporate background and press releases, is available through the Company's web site at http://www.CVS.com.